Exhibit 4.70

DISTRIBUTION AGREEMENT

BETWEEN

DRAXIMAGE LLC

AND

MEDI-PHYSICS INC.

dba GE HEALTHCARE

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	3
1.03	Extended Meanings	3
1.04	Schedules	4
ARTICLE 2 - APPOINTMENT - LICENSE		4
2.01	Appointment	4
2.02	License	4
2.03	Restrictions	4
ARTICLE 3 - TERMS OF SALE		5
3.01	Forecast	5
3.02	Orders	5
3.03	Delivery by DRAXIMAGE	6
3.04	Quality and Labelling	6
3.05	Customer Rejection	6
3.06	Audit Rights	7
ARTICLE 4 - PRICE AND PAYMENT		7
4.01	Price	7
4.02	Taxes and Duties	7
4.03	Payment Terms	8
4.04	Retail Price	8
ARTICLE 5 - DUTIES OF DISTRIBUTOR		8
5.01	Duties	8
5.02	Limitations	9
ARTICLE 6 - ADVERSE EVENTS — RECALLS - PHARMACOVIGILANCE		10
6.01	Adverse Events	10
6.02	Recalls	10
6.03	Pharmacovigilance	10
ARTICLE 7 - WARRANTIES		11
7.01	Representations and Warranties	11
ARTICLE 8 - INDEMNITIES — LIMITATION OF LIABILITY		12
8.01	Indemnities	12
8.02	Conditions	13
8.03	Records	13
8.04	Limitation of Liability	13
8.05	Limitation on Warranties	14
ARTICLE 9 - RELATIONSHIP		15
9.01	Independent Contractors	15
9.02	Confidentiality	15
ARTICLE 10 - Force Majeure		15
10.01	Definition	15
10.02	Non-default	15
10.03	Cessation of Force Majeure	16
10.04	Termination	16
ARTICLE 11 - TERM - TERMINATION		16

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11.01	Term	16
11.02	Termination	16
ARTICLE 12 - INSURANCE		17
12.01	Product Liability Insurance	17
12.02	All Risk Insurance	18
ARTICLE 13 - GOVERNING LAW - JURISDICTION		18
13.01	Governing Law	18
13.02	Jurisdiction	18
ARTICLE 14 - GENERAL		20
14.01	Subcontract	20
14.02	Notice	20
14.03	Further Assurances	21
14.04	Entire Agreement	21
14.05	Amendment and Waiver	21
14.06	Benefit of the Agreement	21
14.07	Assignment	21
14.08	Severability	22
14.09	Survival	22
14.10	Language	22

ii

DISTRIBUTION AGREEMENT

THIS AGREEMENT is effective from the 20th day of December 2007.

B E T W E E N:	DRAXIMAGE LLC, a corporation incorporated under the laws of the State of Delaware.

(hereinafter referred to as “DRAXIMAGE”),

AND:

MEDI-PHYSICS INC. doing business as GE Healthcare, a corporation incorporated under the laws of the State of Delaware, USA, having its principal office at 3350 North Ridge Avenue, Arlington Heights, Illinois U.S.A 60004,

(hereinafter referred to as the “Distributor”),

(each a “Party” and together the “Parties”).

ARTICLE 1 - INTERPRETATION

1.01         Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

(1)           “Affiliate” means any Person which controls, is controlled by, or is under common control with another Person. A Person shall be regarded as “controlling” another Person for the purposes of this Agreement if it owns more than fifty (50%) of the voting share capital of the other Person or if it has the legal power to direct the general management of the other Person;

(2)           “Agreement” means this agreement, including its preamble, and all amendments made hereto by written agreement of the Parties;

(3)           “Applicable Laws” means, in relation to any Person, property, transaction or event, all applicable provisions in effect at the relevant time (or mandatory applicable provisions) of federal, provincial, territorial, state, local or foreign laws, statutes, rules, regulations, directives and orders of all Regulatory Authorities, and all judgments, orders, decrees, decisions, rulings or awards of all Regulatory Authorities to which the Person in question is a party or by which it is bound or having application to the Person, property, transaction or event;

(4)           “API” means Active Pharmaceutical Ingredient;

(5)           “Average Selling Price” (or “ASP”) shall mean ***

(6)           “Business Day” or “Business Days” means any day other than Saturday, Sunday or a holiday generally recognized in Germany, or in the United States;

(7)           “Commercially Reasonable Efforts” means ***

(8)           “Current Good Manufacturing Practices” or “cGMP” or “GMP” means, as applicable in accordance with the Territory in which the Product is distributed in, the practices set out in the regulations (or “regulatory requirements”) for the manufacture of pharmaceutical products and the Current Good Manufacturing Practices as defined in United States 21 CFR 210, et seq., as amended from time to time;

(9)           “Distributor’s Canadian Radiopharmacy Network” means the ***

(10)         “Effective Date” means the date at which DRAXIMAGE receives a Marketing Authorization for the Product from the FDA and the main patent for Cardiolite® has expired in the U.S. ***

(11)         “FDA” means the United States Food and Drug Administration, or any successor to it;

(12)         “Force Majeure” has the meaning set out in Section 10.01;

(13)         “GEHC Price” means ***

(14)         “Goodwill” means the goodwill associated with the Product within the Territory;

(15)         “Initial Term” has the meaning set out in Section 11.01(1);

(16)         “Intellectual Property” shall mean, whether or not reduced to writing, all inventions, all rights to inventions, patents, patent applications and issued patents, copyright, copyright applications and registrations, processes, licenses, Marketing and Distribution Know-How (as hereinafter defined), technology, data, chemical structures, formulae, customer lists, discoveries, trade secrets, proprietary information and all other rights and intellectual property now or hereafter owned or held and used by DRAXIMAGE or any of its Affiliates with respect to the Product in the Territory.

(17)         “Marketing and Distribution Know-How” shall mean all readily available know-how, information, data, knowledge, discoveries, trade secrets, works, data, analytical reference materials and confidential or proprietary processes relating to the Product or to the promotion, distribution or sale of the Product in the Territory, and other information owned or developed by, in the possession of, known to or used within the Territory by either Party, or any of its Affiliates prior to the Effective Date or during the term of this Agreement, that is reasonably required by Distributor in order to promote, distribute and sell the Product in the Territory. Without limiting the generality of the foregoing, Marketing and Distribution Know-How shall include all customer lists, market research data and reports, customer segmentation reports, detail pieces and any other marketing information relating to the promotion, distribution or sale of the Product in the Territory;

(18)         Marketing Authorizations” means the Marketing Authorizations for the Product in the Territory specified in Schedule 1, including but not limited to any and all authorizations, licenses and compliance with all Applicable Laws;

(19)         “Net Sales” means the price received by the Distributor for sale of the Product, excluding applicable sales taxes, customs fees, duties and freight costs;

(20)         “Person” means an individual, corporation, company, co-operative, partnership organization or any similar entity;

(21)         “Product” means DRAXIMAGE® Sestamibi manufactured and supplied by DRAXIMAGE or its designated subcontractors and any other product hereafter included as a Product by written agreement of the Parties, as further described in Schedule 1;

(22)         “Quality Agreement” means that quality agreement to be entered into between the Parties within ninety (90) days of the date of execution of this Agreement;

(23)         “Registration Documentation” means the Drug Identification Number (DIN) or similar drug product identification, regulatory dossiers, data, results of clinical or other trials or investigations and the like, if any, submitted as part of any application for the Marketing Authorizations and which is in the possession of DRAXIMAGE at any time during the course of this Agreement, including, without limitation, the drug master file and all information and data submitted to any provincial, state or federal or private insurance authorities or price control or licensing bodies;

(24)         “Regulatory Authority” means any federal, provincial, territorial, state, local or foreign government agency, board, tribunal, court, commission or authority and includes, without limitation, the FDA, having authority over the purchase, manufacture, storage, handling, packaging, labelling, disposal, marketing, distribution or sale of the Product;

(25)         “Regulatory Requirements” means any rules, regulations, directives, policies, guidelines and orders of any Regulatory Authority, including, without limitation, current good manufacturing practice and any Applicable Laws;

(26)         “Renewed Term” shall have the meaning set out in Section 11.01(2);

(27)         “Specifications” means the specifications of the Product attached hereto as Schedule 2, as amended from time to time by DRAXIMAGE upon prior notice to the Distributor;

(28)         “Term” means, collectively, the Initial Term and any Renewed Term, as the case may be;

(29)         “Territory” means the United States of America, including its territories;

(30)         “Trade-marks” means the trade-marks, trade names and trade dress for the Product (whether registered or not), the details of which are set out in Schedule 3;

(31)         “Warranties” means the representations, warranties and covenants given by DRAXIMAGE to the Distributor as set out in Schedule 4; and

(32)         “$” means US dollars.

1.02         Headings

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement.  The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.03         Extended Meanings

In this Agreement words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

1.04         Schedules

The following are the Schedules attached hereto and deemed to be part hereof:

                           ***

ARTICLE 2 - APPOINTMENT - LICENSE

2.01         Appointment

(1)           Subject to the terms and conditions of this Agreement and with effect from the Effective Date, DRAXIMAGE hereby appoints, and the Distributor hereby accepts its appointment, as the exclusive distributor of the Product in the Territory and to Distributor’s Canadian Radiopharmacy Network for the Term of the Agreement.  ***

(2)           The Distributor recognizes and agrees that it shall not be able to offer for sale or sell the Product in Canada to its Canadian Radiopharmacy Network until DRAXIMAGE has received Health Canada approval for same and that the main Canadian patent for Cardiolite® has expired and that consequently, DRAXIMAGE may sell the Product to Distributor ***

(3)           Except with the prior written approval of DRAXIMAGE, and as provided herein, the Distributor shall not be empowered by its appointment hereunder or otherwise, to act on behalf of or bind DRAXIMAGE or to make any express or implied representation or give any warranty on the Product or otherwise on behalf of DRAXIMAGE.

(4)           ***

2.02         License

(1)           DRAXIMAGE grants Distributor an exclusive, non-transferable, right and license to use, copy and reproduce in the Territory (i) the Intellectual Property, (ii) the Goodwill and (iii) the Registration Documentation, solely for marketing, promoting, distributing and selling the Product, provided that any such use or display complies with DRAXIMAGE’s then-current trade-mark usage guidelines as provided by DRAXIMAGE to the Distributor in writing.

(2)           The Distributor acknowledges that DRAXIMAGE will have and retain all worldwide right, title and interest in and to the Intellectual Property, the Goodwill and the Registration Documentation. All use of the Trademarks by the Distributor and the Goodwill generated thereby shall be owned and enure to the benefit of DRAXIMAGE.  DRAXIMAGE may terminate the rights granted in this Section 2.02 if, in its reasonable discretion, the Distributor’s use of the Trade-marks tarnishes, blurs or dilutes the quality or Goodwill associated with the Trade-marks.

(3)           All rights not expressly granted in this Section 2.02 are hereby reserved.

2.03         Restrictions

(1)           The Distributor agrees that it will not use the Trade-marks (i) as any part of the name under which the Distributor carries on business or (ii) in combination with any other name or symbol, word(s), logo or mark so as to form a composite mark or a new mark. The Distributor will not attempt to register any of the Trade-marks or any other mark confusingly similar thereto.

(2)           The Distributor shall provide to DRAXIMAGE at least thirty (30) days in advance a copy of all proposed marketing and advertising material proposed to be used in respect of the Product or the Trade-marks, all of which material must be approved in writing by DRAXIMAGE before it can be used by the Distributor in order for DRAXIMAGE to control the proper use of the trademarks and the proper description of the Product.

ARTICLE 3 - TERMS OF SALE

3.01         Forecasts

(1)           The Distributor shall provide DRAXIMAGE with a mutually agreed ***  forecast of the purchasing volume of Product (i) within *** days of the Effective Date and thereafter each ***  of the Term (the “Annual Forecast”) and (ii) at the beginning of each calendar quarter.

(2)           ***

3.02         Orders

(1)           ***

(2)           DRAXIMAGE or its authorized subcontractor shall use its best commercial efforts to fill such orders.  DRAXIMAGE shall promptly inform the Distributor of the unavailability of any Product.

(3)           DRAXIMAGE shall inform the Distributor in writing within five (5) Business Days of the receipt of an order of its acceptance, refusal or non-execution of such order transmitted by the Distributor.

(4)           All orders accepted by DRAXIMAGE shall be final.

3.03         Inability to Supply

(1)           ***

(2)           ***

(3)           ***

(4)           ***

(a)                                  ***

(b)                                 ***

(c)                                  ***

(d)                                 ***

(5)           ***

3.04         Minimum Volumes

(1)           ***

(2)           ***

(3)           ***

(4)           ***

3.05         Delivery by DRAXIMAGE

(1)           DRAXIMAGE or its authorized subcontractor shall deliver any orders placed by the Distributor and accepted by DRAXIMAGE in accordance with Section 3.02(3) within thirty (30) days of the acceptance of said orders, except due to exceptional circumstances.

(2)           DRAXIMAGE or its authorized subcontractor shall inform the Distributor of any anticipated delay in the delivery of the Product.

(3)           ***

(4)           ***

3.06         Quality and Labelling

(1)           Upon delivery of the Product in accordance with Section 3.05(3), the Distributor shall conduct a visual inspection of said Product. If the Distributor reasonably believes that any shipment of the Product fails to meet the Specifications upon delivery, the Distributor shall notify DRAXIMAGE or its authorized subcontractor within two (2) Business Days after delivery and, at the cost of DRAXIMAGE, may return the Product to DRAXIMAGE or its authorized subcontractor. DRAXIMAGE shall, pursuant to the Distributor’s directions, either replace the Product or refund the price of such returned Product to the Distributor.

(2)           Any dispute between the Parties regarding the conformity or non-conformity of Product to the Specifications shall be submitted to an independent laboratory, to be agreed upon by the Parties.  The decision of said laboratory shall be binding on both Parties with the fees of said laboratory to be borne either by DRAXIMAGE if the concerned shipment does not correspond to the Specifications or by the Distributor in any other event.

(3)           The Product shall be labeled as set forth in Schedule 5 attached herewith.  The Distributor shall not change the labeling without the prior written consent of DRAXIMAGE, except if mandatory because of an applicable regulatory requirement.

(4)           The Product to be sold by the Distributor to the Distributor’s Canadian Radiopharmacy Network shall have a distinct label in compliance with applicable Canadian legislation.

3.07         Customer Rejection

(1)           The Distributor shall immediately inform DRAXIMAGE in the event that a customer rejects the delivery of the Product ordered. Upon DRAXIMAGE’s written authorization, the Distributor shall request from the shipper that the Product be returned to a location to be designated in writing by DRAXIMAGE.

(2)           In the event that the Product which is returned is deteriorated or expired Product, and provided that such return results from DRAXIMAGE’s failure to comply with the requirements set forth under this Agreement, DRAXIMAGE shall (i) credit the Distributor for the price it has invoiced to the Distributor for Product and (ii) bear all costs and losses related to the returned Product, including its destruction. Subject to the above, the Distributor shall, upon written request and at DRAXIMAGE’s expense, destroy any Product which is returned to the Distributor.

3.08         Audit Rights

(1)           Not more than once in any twelve (12) month period, upon ten (10) Business Days’ notice, DRAXIMAGE shall be entitled through an independent auditor, accountant or other representative:

                                                to conduct during the term of this Agreement, or any renewal thereof, an inspection of the Distributor’s facilities and warehousing in accordance with the terms of the Quality Agreement in order to verify the proper storage of the Product in accordance with the terms and conditions of this Agreement;

                                                to review and verify, during the term of this Agreement, or any renewal thereof, and for *** all of the records kept and maintained by the Distributor relating to the Distributor’s activities in connection with this Agreement, including but not limited to ***

(2)           The inspection and review described in Section 3.08(1) shall be at DRAXIMAGE’s expense, unless such review indicates a breach of the terms and conditions of this Agreement by the Distributor, in which case the Distributor shall pay DRAXIMAGE’s expenses in performing such review within fifteen (15) days of a receipt of an invoice for same and DRAXIMAGE shall have the right in its sole discretion to terminate this Agreement in accordance with Section 11.02(1).

ARTICLE 4 - PRICE AND PAYMENT

4.01         Price

The prices payable for all Products purchased by the Distributor from DRAXIMAGE are set forth in Schedule 7.

4.02         Incentives

Schedule 8 provides a list of applicable rebates on the GEHC Price in the event that the Distributor purchases certain quantities of Products in a given year during the Initial Term.

4.03         Taxes and Duties

The Distributor agrees to pay, in addition to the price, all sales taxes, duties and other similar indirect taxes and charges, domestic and international, where properly levied.

4.04         Payment Terms

The Distributor must pay for the Products within *** days from the date of invoice on the terms set out in the invoice. Payment of all amounts due to DRAXIMAGE shall in no event be delayed due to late payment to the Distributor by its customers.  All amounts payable to DRAXIMAGE for Product shall be paid in US dollars to such Person at such address, electronic or otherwise, as shall be specified by DRAXIMAGE by notice to the Distributor.

4.05         Retail Price

Subject to any restrictions contained in this Agreement, the Parties agree that the Distributor shall be free to make decisions in connection with its marketing activities, including the price of the Product, in an autonomous and independent manner.

4.06         Marketing Conditions

***

4.07         Reconciliation

***

ARTICLE 5 - DUTIES OF DISTRIBUTOR AND DRAXIMAGE

5.01         Duties

A - DISTRIBUTOR

(1)           The Distributor will use its Commercially Reasonable Efforts to make available and to sell the Product in the Territory and, without limiting the generality of the foregoing, will fill orders for the Product.

(2)           Upon a request from Distributor, DRAXIMAGE shall provide to Distributor such sales promotional material, displays and other merchandise as DRAXIMAGE may currently have on hand, at its expense.

(3)           The Distributor shall:

                                                advise DRAXIMAGE of any matter that Distributor determines will affect sales in the Territory and of any material customer complaints;

                                                deliver Product to customers of Product in the Territory.

                                                provide suitable facilities and cGMP warehousing to store and handle Product delivered to the Distributor;

                                                maintain ***

                                                list the Product availability on its product catalogues and website, if applicable, for the Nuclear Pharmacies product offering; and

                                                ***

(4)           The Distributor shall notify DRAXIMAGE within four (4) Business Days of any information that it may receive, from time to time, regarding any threatened or pending action by any competent authority which the Distributor determines may affect the safety or efficacy claims of the Product or the continued marketing of same.

(5)           The Distributor shall keep accurate sales records in accordance with applicable standards to enable rapid recall of the Product, if such recall is necessary.

(6)           The Distributor shall provide within forty-five (45) days of the beginning of each calendar quarter a written sales report to DRAXIMAGE relating to the previous calendar quarter which shall include a breakdown by number of units of Product sold and sales to each of the distribution channels ***

(7)           The Distributor shall promptly refer to DRAXIMAGE all inquiries received by it concerning the use or administration of the Product by or to third parties.

B — DRAXIMAGE

(1)           DRAXIMAGE shall be responsible for filing and maintaining the ANDA and all supplemental applications.

5.02         Limitations

(1)           The Distributor will confine its sales of Product to the Territory and will not, directly or indirectly, deliver any Product to any place outside the Territory or knowingly sell any Product for delivery to any such place.  The Product is manufactured in Europe and is subject to European export control laws.  Any Product received in the United States is thereafter also subject to United States export control laws and economic sanctions regulations.  The Distributor will indemnify and hold DRAXIMAGE and its Affiliates, employees, directors, officers and shareholders, harmless against any claims asserted against, or costs or damages incurred or paid by, DRAXIMAGE which arise or result from the Distributor’s failure or alleged failure to comply with applicable export-related laws or regulations.

(2)           ***

(3)           ***

(4)           The Distributor shall not sell or distribute any Product which has an expired shelf life.

(5)           Unless otherwise approved in writing by DRAXIMAGE, the Distributor shall not make any statement about the Product other than those set forth in DRAXIMAGE official labelling for the Product, as approved by the competent Regulatory Authority. For greater clarity, the Distributor will not make any statement whatsoever with respect to off-label use of the Product.

ARTICLE 6 - ADVERSE EVENTS — RECALLS - PHARMACOVIGILANCE

6.01         Adverse Events

The Distributor shall inform DRAXIMAGE immediately, and in any event within four (4) Business Days of all reports of adverse drug events, coming to the Distributor’s knowledge with regard to the Product regardless of the origin of such reports. The Parties shall inform each other without delay if any measure is necessary to remove or to minimize any risk with respect to a specific production lot or preparation of a Product.  However, DRAXIMAGE shall be responsible for all follow up procedures with regard to any adverse drug event.

6.02         Recalls

(1)           If, for any reason, it shall become necessary to trace back or recall any particular batch of the Product, or to identify the customer or customers to whom any unit from such batch has been delivered, the Distributor shall co-operate with DRAXIMAGE in doing so.

(2)         In the event that either Party has reason to believe that one or more lots of the Product should be recalled or withdrawn from distribution in the Territory, such Party shall immediately notify the other Party in writing or by telephone if the notice is to be given on a day other than a Business Day. To the extent permitted by the circumstances, the Parties shall confer together before initiating any recall in order to exchange any relevant information, but the decision as to whether or not to initiate a recall of the Product in the Territory shall be taken by DRAXIMAGE.  In this respect, DRAXIMAGE shall have the right, at any time, to recall any of the Product promptly by giving notice to the Distributor by telephone (to be immediately confirmed in writing, by facsimile or courier) and the Distributor shall upon receipt of such notice, immediately cease and desist from further selling and for distributing the Product to be returned to the Distributor and shipped back to DRAXIMAGE pursuant to DRAXIMAGE’s instructions.  If the Distributor deems there is a situation that necessitates a recall and advises DRAXIMAGE of same and DRAXIMAGE does not respond to Distributor’s inquiry regarding same within twenty-four (24) hours notice of the receipt of the written notice by Distributor, then the Distributor shall be entitled to initiate a recall of the Product.  In such event, Distributor shall advise DRAXIMAGE of all procedures taken and all related information.  However both parties agree to work together in good faith to reach a mutually agreed upon decision in each case where a recall may be necessary.

If the recall is required because of a modification or withdrawal of an approval from a Regulatory Authority or of a negligent act or omission of DRAXIMAGE, DRAXIMAGE shall promptly reimburse the Distributor for the cost and expense of such recall, and, at DRAXIMAGE’s option, DRAXIMAGE shall replace the recalled Product or refund the purchase price (as referenced in Schedule 7 hereto) of such recalled Product. If the recall is required because of a negligent act or omission of the Distributor in connection with the handling, refrigeration, storage or distribution of the Product, then such recall shall be conducted by the Distributor at its sole cost and expense and the Distributor shall not be entitled to any such replacements or refunds from DRAXIMAGE. If such recall is required because of a joint act or omission of the Parties, the Distributor shall conduct the recall and the Parties shall negotiate in good faith an appropriate allocation of the cost and expense of such recall.

6.03         Pharmacovigilance

(1)           Except as already provided in Section 6.01, the Parties agree that DRAXIMAGE shall be responsible for all pharmacovigilance and compliance obligations in connection with this Product in the Territory.  DRAXIMAGE shall be the contact for the FDA and any other applicable regulatory agency.

ARTICLE 7 - WARRANTIES

7.01         Representations and Warranties

(1)           Each Party hereby represents, warrants and covenants to the other as follows, such representations, warranties and covenants having full force and effect for the benefit of the other Party throughout the term of the Agreement:

                                                it is duly incorporated, organized and validly existing and in good standing under the laws of jurisdiction of incorporation;

                                                it has full right and authority to enter into and deliver this Agreement;

                                                this Agreement has been duly executed and delivered by it, and is a valid and binding obligation of such party enforceable in accordance with its terms;

                                                it has not entered into any contract, arrangement or understanding with any other Person or entity, that does or may impair or diminish its ability to fully perform, be responsible for and meet all the obligations and liabilities to it set forth in this Agreement; and

                                                it is not aware at the date of signature of this Agreement of anything within its reasonable control which might or will adversely affect its ability to fulfil its obligations under this Agreement.

(2)           The Distributor hereby represents, warrants and covenants to DRAXIMAGE as follows, such representations, warranties and covenants having full force and effect for the benefit of DRAXIMAGE throughout the term of the Agreement:

                                                it has and/or will acquire and maintain all necessary and appropriate authorizations, licenses, permits and permissions to fully perform, be responsible for and meet all the obligations and liabilities relating to it set forth in this Agreement;

                                                it has and will maintain adequate facilities and cGMP warehousing for the Product, in accordance with the storage instructions set out in the Specifications. The Distributor shall keep the Product in good condition and free from any damage and contamination that would detract from the appeareance and/or performance of the Product; and

                                                it has, and its officers and directors have, no pending or anticipated litigation, action or proceeding before any court, tribunal or Person relating to any matter or thing that may affect its ability to fully perform, be responsible for and meet all the obligations and liabilities set forth in this Agreement or that DRAXIMAGE believes, acting reasonably, would reflect poorly on Distributor’s standing within the business community.

(3)           DRAXIMAGE hereby represents, warrants and covenants to the Distributor as set out in Schedule 4 (the “Warranties”), such representations, warranties and covenants having full force and effect for the benefit of the Distributor through the term of the Agreement.

(4)           The provisions of Sections 8.04 and 8.05 hereof shall operate to limit the liability of DRAXIMAGE under the Warranties and such limitation shall apply equally to any claim which may be brought by any permitted assignee of the benefit of the Warranties.

ARTICLE 8 - INDEMNITIES — LIMITATION OF LIABILITY

8.01         Indemnities

(1)           DRAXIMAGE shall indemnify the Distributor and its Affiliates, and their respective directors, officers and employees, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable lawyers’ fees and expenses) in connection with any and all suits, investigations, claims or demands (collectively, “Losses”) arising from or occurring as a result of:

                                                ***

                                                ***

                                                ***

                                                ***

                                                ***

(2)           The Distributor shall indemnify DRAXIMAGE and Affiliates and their respective directors, officers and employees, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of:

                                                ***

                                                ***

                                                ***

                                                ***

8.02         Conditions

(1)           It shall be a condition of the Party giving the indemnification (the “Indemnifier”) being liable to indemnify the other Party (the “Indemnified”) under the provisions of Section 8.01 that:

                                                the Indemnified promptly notifies the Indemnifier of any claim made against it in relation to such matters;

                                                the Indemnified shall not accept any compromise or settlement nor take any other material steps in relation to the subject of such claim without the prior approval in writing of the Indemnifier, such approval not to be unreasonably withheld; and

                                                the Indemnified shall (subject to being indemnified by the Indemnifier in a form reasonably satisfactory to the Indemnified against all costs and expenses) allow the Indemnifier and its insurers to have the conduct of any defence to, or settlement or compromise of, any such claim and give the Indemnifier all assistance that the Indemnifier reasonably requires in connection therewith.

8.03         Records

(1)           During the term of this Agreement and for a period of seven (7) years thereafter, Distributor shall keep records sufficient to enable DRAXIMAGE to verify Distributor’s compliance with the terms and conditions of the Agreement.

(2)           If an Indemnified Party is seeking indemnification pursuant to this Article 8 in respect of a third party claim, the Indemnified Party shall provide the Indemnifier with access to and copies of any information in the Indemnified Party’s possession as the Indemnifier may reasonably require in order to enable it to defend such claim, and the Indemnifier shall hold such information as may have been transferred to it pursuant to this Agreement in safe custody and shall not destroy any such information for a period of at least seven (7) years from the Effective Date of this Agreement without the prior approval of the Indemnified Party.

8.04         Limitation of Liability

***

8.05         Limitation on Warranties

(1)           Where the grounds for a claim against DRAXIMAGE under the Warranties arises in respect of or in connection with a claim by, or alleged liability to, a third party:

(a)                                  The Distributor shall not accept any compromise or settlement nor take any other material steps in relation to the subject of such claim without the prior approval in writing of DRAXIMAGE, such approval not to be unreasonably withheld; and

(b)                                 The Distributor shall (subject to being indemnified by DRAXIMAGE in a form reasonably satisfactory to the Distributor against all costs and expenses) allow

DRAXIMAGE and its insurers to have the conduct of any defence to, or settlement or compromise of, any such claim and give DRAXIMAGE all assistance that DRAXIMAGE reasonably requires in connection therewith.

(2)           Where the Distributor has any claim against any third party in relation to any matter in respect of which there shall have been a breach of the Warranties or where the Distributor receives any claim from a third party which may result in the Distributor having a claim under the Warranties, DRAXIMAGE shall be entitled to take any action and require the Distributor to take any action it may reasonably request to prosecute or resist such claim, as the case may be, in the name of the Distributor (if appropriate), but at the expense of DRAXIMAGE, and DRAXIMAGE shall further be entitled at its own expense to have the conduct of any appeal, dispute, application for deferment and other forms of objection, compromise or defence and of any incidental negotiations and the Distributor shall give DRAXIMAGE such co-operation, access and assistance for the purpose of considering, prosecuting or resisting, as the case may be, such claim as  DRAXIMAGE may reasonably require.

(3)           If DRAXIMAGE shall have made a payment in respect of a claim under the Warranties and the Distributor shall subsequently receive from a third party, or under the terms of any insurance policy, a sum which would have reduced the liability of DRAXIMAGE in respect of such claim had such sum been received prior to payment by DRAXIMAGE, the Distributor shall repay to DRAXIMAGE such amount as is equal to the sum subsequently received (after having deducted the reasonable costs and expenses, if any, incurred in recovering such sum) provided that the amount so repaid shall not exceed the amount of the payment made by DRAXIMAGE.

(4)           The Distributor acknowledges that no representations, undertakings or warranties, express or implied, are given by DRAXIMAGE in relation to the Product other than expressly contained or referred to in this Agreement or in any other document referred to in this Agreement.

ARTICLE 9 - RELATIONSHIP

9.01         Independent Contractors

(1)           The relationship between DRAXIMAGE and the Distributor created pursuant to this Agreement is intended to be and shall be solely that of independent contractors. Neither Party, nor its employees, agents or representatives shall under any circumstances be considered employees, agents, partners, joint venturers or representatives of the other Party. Neither Party, nor its employees, agents or representative shall act or attempt to act, or represent themselves, directly or by implication, as an employee, agent, joint venturer, partner or representative of the other Party or in any manner assume or create, or attempt to assume or create, any obligation or liability of any kind, express or implied, on behalf of or in the name of the other Party.  No Person other than DRAXIMAGE or Distributor may rely on or enforce any provision of this Agreement.

(2)           The Distributor has no authority to adjust or negotiate or settle any claims or demands against DRAXIMAGE or to bind DRAXIMAGE in any respect.

9.02         Confidentiality

This Agreement is subject to the Mutual Confidential Disclosure Agreement entered into between *** and the *** (“CDA”) which is incorporated herein by reference and attached hereto as Schedule 9; provided, however, that the Parties agree that (i) the provisions of the CDA shall apply to all information and data provided by either Party or their agent(s) in confidence or as confidential and (ii) the definition of “Purpose” therein shall be extended to include the performance of each of DRAXIMAGE LLC and the Distributor obligations under this Agreement.

ARTICLE 10 - FORCE MAJEURE

10.01       Definition

In this Agreement, “Force Majeure” means the following events or occurrences beyond the reasonable control of a Party which by the exercise of reasonable diligence could not be overcome, including, but not limited to, strikes, lock-outs, labour disruptions, acts of God, changes in the law, restraints of governments, riots, acts of war, civil disturbances, terrorist actions, rebellion or sabotage, pipeline or pipe failure, failure of fuel or water supply or transportation fire, flood, ice, lightning, epidemic, explosion, hydro-electric power failures, defaults by third party suppliers, not caused by the act or omission of the Party or any delay or failure by a Regulatory Authority to issue any relevant permit or order not caused by the act or omission of the Party.

10.02       Non-default

A Party shall be deemed not to be in default with respect to non-performance of any of its obligations under this Agreement, if and so long as such non-performance is due in whole or in some material way to an event of Force Majeure and that Party has used Commercially Reasonable Efforts to remove the event of Force Majeure and to perform its obligations under the Agreement.  If an event of Force Majeure occurs, the Party affected shall promptly notify the other Party of the occurrence of the event, its extent and probable duration and shall use all reasonable endeavours to bring the Force Majeure event to a close or to find a solution by which the Agreement may be performed despite the continuance of the Force Majeure event.

10.03       Cessation of Force Majeure

Subject to Section 10.02, if a Party is unable to comply with its obligations under this Agreement by reason of Force Majeure, Force Majeure shall excuse such Party’s performance until the Force Majeure has ceased and for a reasonable period of time thereafter, to allow said Party to restore itself to the position it was immediately prior to the Force Majeure.    The Party subject to the Force Majeure event shall suffer no penalty or incur any liability for its inability to perform hereunder by reason of Force Majeure.

10.04       Termination

If a Party fails to perform any of its obligations under this Agreement by reason of Force Majeure and such non-performance continues for a period of ninety (90) days from the first occurrence of the event of Force Majeure, the other Party may, if itself is not in default under the Agreement, terminate this Agreement by providing written notice to that effect to the non-performing Party.  In the event of such termination, both Parties’ respective rights and obligations under this Agreement shall terminate except for any amounts previously due and owing by one Party to the other and except for any other obligations which this Agreement expressly provides shall survive termination.

ARTICLE 11 - TERM - TERMINATION

11.01       Term

(1)           This Agreement will commence on the date of signature hereof and continue in effect for a period of three (3) years from the Effective Date (the “Initial Term”), except that it is understood and agreed by the Distributor that the supply of Products by DRAXIMAGE to the Distributor shall not commence prior to the Effective Date and that the Distributor may not sell or offer for sale the Product prior to the Effective Date.

(2)           This Agreement shall be automatically renewed for successive periods of *** each (“Renewed Term”) following the expiration of the Initial Term, unless otherwise indicated by either Party to the other with a prior *** written notice.

11.02       Termination

(1)           ***

(2)           ***

***

    ***

    ***

    ***

***

***

***

DRAXIMAGE shall deliver such residual quantities of the Product to Distributor in accordance with the terms set forth in Article 3 hereof.

(3)                   Each Party may terminate this Agreement, upon written notice:

                                                if the other Party breaches or fails to observe or perform any obligations set out in this Agreement and fails to cure such breach with fifteen (15) Business Days written notice or any longer cure period mutually agreed to between the Parties;

                                                if the other Party fails to perform its obligations under this Agreement by reason of Force Majeure as set out in Section 10.04.

(4)           DRAXIMAGE may terminate this Agreement forthwith by notice to the Distributor if:

                                                the Distributor ceases distribution of the Product;

                                                the Distributor ceases to carry on business or sells the assets pertaining to the business of distributing Product or becomes insolvent or commences any proceedings or any proceedings are commenced against it under any bankruptcy or insolvency legislation or makes an assignment for the benefit of its creditors or proposes a compromise or arrangement to its creditors or if a receiver of its assets or any substantial part thereof is appointed.

(5)           ***

(6)           Upon expiration or termination of this Agreement for any reason whatsoever:

                                                the Distributor shall immediately cease to market, promote, distribute and sell the Product, unless otherwise agreed in writing by DRAXIMAGE;

                                                the rights and licenses granted to the Distributor under this Agreement will automatically terminate;

                                                the Distributor shall cease using the Trade-marks and thereafter refrain from holding itself out as an authorized Distributor of DRAXIMAGE;

                                                DRAXIMAGE shall be entitled to market, promote, distribute and sell the Product to any Person  in the Territory either directly or indirectly;

                                                DRAXIMAGE may repurchase all of the Distributor’s inventory of Product that meet the applicable Specifications at the prices paid therefor by the Distributor.

                                                the Distributor will return all paper and electronic copies of all promotional material and other information relating to the Product and all Intellectual Property to DRAXIMAGE within thirty (30) days of the expiration or termination of the Agreement.

ARTICLE 12 - INSURANCE

12.01       Product Liability Insurance

DRAXIMAGE agrees to maintain product liability insurance in such form, amount and effect so as to fulfil its obligations hereunder to the Distributor’s reasonable satisfaction, but in no event shall such coverage be less than ***. Upon the Distributor’s request, DRAXIMAGE shall provide the Distributor with certificates of insurance attesting the existence of such insurance.  ***

12.02       All Risk Insurance

The Distributor agrees to maintain all risk and general liability insurance in such form, amount and effect so as to fulfil its obligations hereunder to DRAXIMAGE’s reasonable satisfaction, but in no event shall such coverage be less than ***.  Upon DRAXIMAGE’s request, the Distributor shall provide DRAXIMAGE with certificates of insurance attesting the existence of such insurance.  ***

ARTICLE 13 - GOVERNING LAW - JURISDICTION

13.01       Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable therein, without regard to its choice of law principles.

13.02       Jurisdiction

(1)           Throughout the Term, the Parties will always attempt in good faith to resolve any disputes arising with respect to the Agreement.  In the event that a dispute cannot be resolved by consensus after initial informal discussion between the Parties, such dispute shall be referred to the Presidents of DRAXIMAGE and Distributor (collectively, the “Negotiators”), who shall discuss the matter and attempt in good faith to reach an amicable solution to the dispute.  Should the Negotiators, within thirty (30) days of their first meeting (whether by phone or in person) with respect to the dispute fail to resolve the dispute (the “Settlement Date”), the matter shall proceed to mediation as described below.

(2)           In the event the dispute is not resolved in accordance with Section 13.02(1), the Parties shall then attempt in good faith to resolve any significant controversy, claim, or dispute arising out of or relating to this Agreement or any significant breach thereof through mediation with a mutually agreed mediator.  If the mediation of such dispute does not commence within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of the receipt of a written request for such mediation by the other Party, or if the dispute is not resolved within thirty (30) days (or such other period of time mutually agreed upon by the Parties) of commencing such mediation, or if the Party against which a claim has been asserted refuses to attend such mediation, or the Parties are unable to agree upon a mediator, then either Party may proceed to litigation, as provided for in Section 13.02(4), other than with respect to a Payment Dispute (as defined below).

(3)           Disputes with respect to terms of payment as set out in Article 4 (a “Payment Dispute”) shall be settled by Arbitration as set forth below.

                                                Any party having a claim, conflict or disagreement (“Claimant”) will forward a written notice (“arbitration notice”) to the other Parties containing:

                                                A reasonably detailed description of the claim, conflict or disagreement to be submitted to arbitration; and

                                                The name, address and profession of the Person proposed as an arbitrator.

                                                the other Parties will have ten (10) days from the receipt of the arbitration notice to send the Claimant a notice confirming their acceptance or refusal to submit the conflict or disagreement to arbitration. If the Parties do not answer within that deadline, they will be considered as having refused the arbitration process. If the Parties accept to submit the dispute or disagreement to arbitration, they must send along with their confirmation of acceptance a notice confirming the suggested arbitrator or else, the name, address and profession of the Person proposed as second arbitrator. If, while accepting the arbitration process, the other Parties do not oppose the Claimant’s choice of arbitrator and do not identify a second arbitrator in the above-mentioned delay, they will be considered as having accepted the proposed arbitrator, who will act alone.  Failing the agreement on one arbitrator or the default appointment of one arbitrator, the two arbitrators proposed by the Parties shall select a third arbitrator as chairperson and the dispute shall be heard by an arbitral panel of three arbitrators.

                                                The hearing of Parties in dispute must take place within thirty (30) days following the receipt of the arbitration notice.  The ruling of the arbitrator must be rendered in writing and communicated to the Parties at the latest twenty (20) days after the hearing of Parties in dispute. Any ruling thus rendered is final and without possible appeal and, as soon as approved by the Court, enforceable against the Parties. The arbitration costs are entirely paid by the Party against whom the judgment is rendered unless the arbitrator determine otherwise.

                                                For the purposes of any arbitration in accordance with this section 10, the single arbitrator or, as applicable, the arbitration tribunal has all the powers of court of original general jurisdiction, except those exclusively reserved to such a tribunal. Notwithstanding the above, the Parties retain their recourse to the common law tribunals in matters of injunction.

(4)           Only in the event that a dispute, other than a Payment Dispute, is not resolved through mediation, as provided above, may the Parties resort to litigation.  Any dispute arising between the Parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the courts sitting in New York, County, New York.  The Parties hereby waive any objection which they may have now or hereafter to the laying of venue of proceedings in said courts and to any claim that such proceedings have been brought in an inconvenient forum, and further irrevocably agree that a judgment or order in any such proceedings shall be conclusive and binding upon each of them and may be enforced in the courts of any other jurisdiction.  Each party hereby submits to the personal jurisdiction of the courts sitting in New York County for these purposes.  In addition, any arbitration conducted in relation to this Agreement shall be conducted in New York County.

ARTICLE 14 - GENERAL

14.01       Subcontract

The Distributor shall not delegate or subcontract any or all of its obligations or responsibilities hereunder without the prior written consent of DRAXIMAGE, at its sole discretion. Any permitted delegation or subcontract of any of the Distributor’s obligations or responsibilities under the Agreement shall not relieve the Distributor of any of its liability for any breach or default by such delegate or subcontractor, and the Distributor shall be liable therefor as if the Distributor had committed such breach or default itself.

14.02       Notice

Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing and shall be given by personal delivery, by registered mail or by fax (with an original to follow by personal delivery or registered mail) addressed to the recipient as follows:

To:	DRAXIMAGE LLC c/o Darby & Darby P.C. 7 World Trade Center - 250 Greenwich Street New York, New York 10007-0042 U.S.A.
	Attention:	***
	Fax No.:	***

With a copy to:	DRAXIS HEALTH INC. 16751 Trans-Canada Highway Kirkland, Québec H9H 4J4
	Attention:	General Counsel and Secretary
	Fax No.:	***

To:	MEDI-PHYSICS INC. 3350 North Ridge Avenue Arlington Heights, Illinois 60004
	Attention:	***
	Fax No.:	***

With a copy to:	General Counsel GE Healthcare — Medical Diagnostics 101 Carnegie Center Princeton, NJ 08540

	Fax No.:	***

or to such other address, individual or fax number as may be designated by notice given by either party to the other.  Any demand, notice or other communication given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the 5th Business Day following the deposit thereof in the mail and, if given by fax, on the day of transmittal thereof if given during the normal business hours of the Recipient and on the business day during which such normal business hours next occur if not given during such hours on any day.  If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system which might affect the delivery of mail, any such demand, notice or other communication shall not be mailed but shall be given by personal delivery or by fax.

14.03       Further Assurances

Each Party will at any time and from time to time, upon the request of the other Party, execute and deliver such further documents and do such further acts and things as the other Party may reasonably request to evidence, carry out and give full effect to the terms, conditions, intent and meaning of this Agreement.

14.04       Entire Agreement

(1)           This Agreement, and any and all Schedules attached thereto, supersedes any prior agreements between the Parties as to the subject matter of the Agreement, whether oral or in writing, and contains the entire understanding between the Parties as to the subject matter of the Agreement.

(2)           There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as set forth in this Agreement.  In the event of any conflict between the provisions of this Agreement and the provisions of any purchase order made by the Distributor hereunder, the provisions of this Agreement will prevail.

14.05       Amendment and Waiver

No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the Parties hereto and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

14.06       Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

14.07       Assignment

***

14.08       Severability

Any provision of this Agreement that is held to be inoperative, unenforceable or invalid in any jurisdiction shall be inoperative, unenforceable or invalid in that jurisdiction without affecting any other provision hereof in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions hereof are declared to be severable.

14.09       Survival

The following provisions shall survive the expiration or termination of this Agreement: Sections 3.08, 4.04, 5.01(5), 5.02(1), 6.01, 6.02, 8.01 to 8.05, 9.02, 11.02(6), 13.01 and 13.02.

14.10       Language

The Parties recognize having requested that the Agreement and all documents pertaining hereto be drafted in the English language. Les parties reconnaissent avoir exigé que ce contrat et tous les documents qui y sont relatifs soient rédigés en langue anglaise.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date written above, by their authorized officers, who by signing confirm their authority and intention to bind the Party they represent.

DRAXIMAGE LLC

Per:	/s/***
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MEDI-PHYSICS INC.,
doing business as GE HEALTHCARE

Per:	/s/***
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